EXHIBIT 99.1

Courthouse Plaza NE
Dayton, OH 45463
NewPageCorp.com

Media Contact:

Amber Garwood

937-242-9093

FOR IMMEDIATE RELEASE

NEWPAGE CEO STEPS DOWN

Dayton, Ohio.  February 22, 2006 – NewPage Corporation announced today that Peter H. Vogel, Jr. president and CEO, has resigned from the company effective March 1, 2006, in order to pursue personal interests.  Chairman of the Board, Mark A. Suwyn, was named as the interim CEO until a new CEO is selected.

“Peter, along with the entire Senior Leadership Team at NewPage, has done a great job of taking the company from a division within MeadWestvaco to a free-standing company in a volatile market and improving operations at the same time,” said Suwyn.  “Peter led these efforts and for that we are very thankful.  We wish him the best in the future.”

About NewPage Corporation

NewPage Corporation, headquartered in Dayton, Ohio, is a leading U.S. producer of coated and carbonless papers in North America.  With 6,100 employees, the company operates five integrated pulp and paper manufacturing mills located in Chillicothe, Ohio; Escanaba, Michigan; Luke, Maryland; Rumford, Maine; and Wickliffe, Kentucky.  These mills have a combined annual capacity of approximately 2.5 million tons of coated and carbonless paper.  For additional information, please visit the company’s Web site at NewPageCorp.com.

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